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                                                          OMB APPROVAL
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                                               OMB Number              3235-0362
                                               Expires:       September 30, 1998
                                               Estimated average burden
                                                 hours per response..........1.0
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FORM 5
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/ / Check this box if no          U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Goto           Akifumi                                8x8, Inc. - EGHT                       to Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
      2445 Mission College Blvd.                  Number of Reporting        Month/Year             Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)         March 25, 1999     ----        title ---       below)
                 (Street)                                                 -------------------               below)
  Santa Clara     California        95054                                 5. If Amendment,
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                             TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired(A)   5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of(D)            curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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 Common Stock                                                                                363,640             I           (1)
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
 (1) Shares held by Sanyo Semiconductor Corporation ("Sanyo"). The reporting person is President and Chief Executive Officer of Sanyo. The reporting person disclaims beneficial ownership of the Shares held by Sanyo and this report should not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

                                                                                                                      SEC 2270(7-96)
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

FORM 5 (CONTINUED)            TABLE II -- DERIVATIVE SECURITIES OR BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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 Stock Option (right to buy)   $5.62      6/15/98     A         4,000           (2)    6/15/2008  Common    4,000
                                                                                                  Stock
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
1. Title of Derivative       9. Number of           10. Ownership Form          11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                 20,000                    D
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Explanation of Responses:

(2) 1/48th of the Shares vest on the last day of each full month after June 15, 1998 until all of the
    Shares have vested.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                      /s/ Akifumi Goto                  May 5, 1999
                                                                                      --------------------------------  ------------
                                                                                      **Signature of Reporting Person       Date

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form displays                                                  Page 2
a currently valid OMB Number.                                                                                        SEC 2270(7-96)

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